Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of April 21, 2020 (the “Effective Date”), is made by and among Intellinetics, Inc., a Nevada corporation (the “Buyer”), CEO Imaging Systems, Inc., a Michigan corporation (the “Seller”), and Bradley R. Lahr (the “Shareholder”).

WHEREAS, Shareholder at the date of Closing shall be the sole shareholder of Seller, and Seller is in business of creating, marketing, and servicing propriety document management software for institutional clients (the “Business”); and

WHEREAS, Seller wishes to sell, and Buyer has agreed to purchase, substantially all of the assets of the Business pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

1. Definitions.

Certain terms used in this Agreement shall have the meanings set forth in Schedule I to this Agreement. For ease of identification only, such terms are identified by initial capitals; provided, however, the inadvertent absence of such identifying characteristic shall be ignored in the construction of this Agreement. Other capitalized terms defined herein shall have the meanings respectively ascribed to them.

2. Purchase and Sale of Assets.

2.1. Purchase and Sale of Assets.

At the Closing (as defined in Section 4.1), Seller will sell to Buyer, and Buyer will purchase from Seller, all of the assets used or usable in the Business (the “Purchased Assets”), free and clear of all Liabilities and Encumbrances, other than the Excluded Assets (as defined below). The Purchased Assets shall include, but are not limited to, the following assets of the Business:

(a) All software, equipment, product specifications, office equipment, supplies, computers, telephones, furniture, fixtures, and other tangible personal property;

(b) All Intellectual Property (as defined below);

(c) All Know-how and documentation, including all technical and programming files, reports, manuals and educational tools;

(d) All Contracts of Seller, including, customer and Supplier agreements and Contracts, or open work orders as Buyer may agree to assume after signing and prior to the Closing Date, as set forth on Schedule 5.7 (as finally determined, the “Assigned Contracts”);

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(e) Customer lists including all contact information, deal pipelines, and customer forecasts;

(f) All approved marketing documents, brochures, current and historic selling materials and promotional programs;

(g) All Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(h) All accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”)

(i) All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) All goodwill and the going concern value of the Business.

2.2. Excluded Assets.

The following assets of Seller (collectively, the “Excluded Assets”) shall be retained by Seller, and are not being sold or assigned, and will not be deemed to have been sold or assigned, to Buyer hereunder:

(a) All cash and money on deposit in bank accounts of Seller as of the Closing Date;

(b) Any and all shareholder note/advances,

(c) Contracts that are not Assigned Contracts;

(d) The corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(e) All employee benefit or fringe plans and assets attributable thereto;

(f) Those additional assets, if any, set forth on Schedule 2.2(j) to be determined by Buyer based upon its due diligence efforts prior to the Closing Date.

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2.3. Assumption of Liabilities.

Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge the liabilities and obligations set forth on Section 2.03 of the Disclosure Schedules, but only to the extent that such liabilities and obligations do not relate to any breach, default, or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities.”) Other than the Assumed Liabilities, Buyer does not and shall not assume any Liabilities of Seller or the Business of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created. Seller shall remain solely responsible and liable for, and will pay, discharge and perform as and when due, all of its obligations, including, without limitation, Liabilities and obligations arising from or relating to (a) the operation of the Business prior to the Closing, and (b) the breach of any Contract or other obligation of the Business prior to the Closing.

3. Purchase Price; Allocation.

3.1. Purchase Price.

(a) Preliminary Purchase Price. Buyer agrees to pay to Seller $300,000 (the “Preliminary Purchase Price”), of which the following amount shall be paid at the Closing: (i) $130,000, plus (v) the Estimated Net Working Capital Adjustment, if it is a positive number, minus (vi) the absolute value of the Estimated Net Working Capital Adjustment, if it is a negative number (such amount, the “Closing Payment”).

(b) Installment Payments. Interest shall accrue on the $170,000.00 balance of the Preliminary Purchase Price at the rate of 1.5% per year. Buyer agrees to pay the remainder of the Preliminary Purchase Price to Seller in the following installment payments (the “Installment Payments”) on the dates indicated below:

(i) $70,000 on August 1, 2020, plus accrued interest; and

(ii) $100,000 on November 1, 2020, plus accrued interest.

(c) Payment Methods. The Closing Payment shall be payable to Seller at Closing by delivery of cash payable by wire transfer or delivery of other immediately available funds. The Installment Payments shall be payable to Seller on the date indicated above by delivery of cash payable by wire transfer or delivery of other immediately available funds.

3.2. Adjustment to the Preliminary Purchase Price.

(a) Closing Adjustments.

(i) Not later than two (2) business days prior to the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) calculating Seller’s good faith estimate of the anticipated Net Working Capital for Seller as of the Closing (the “Estimated Net Working Capital”) using the formula for that calculation separately agreed upon by the parties and the amount, if any, by which the Estimated Net Working Capital is greater than or less than the Target Net Working Capital (the “Estimated Net Working Capital Adjustment”).

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(ii) The Estimated Closing Statement shall be prepared in accordance with the accrual accounting practices and procedures as consistently applied by Seller in the preparation of the Financial Statements provided by Seller pursuant to this Agreement, and shall be delivered together with supporting documentation used by Seller in calculating and preparing the Estimated Closing Statement and such other documentation as Buyer shall reasonably request. The Preliminary Purchase Price shall be adjusted consistent with Section 3.1 based on the Estimated Net Working Capital Adjustment and shall be subject to further adjustment after the Closing as set forth in Section 3.2 below.

(b) Draft Closing Statement.

(i) Within thirty (30) days after the Closing Date, Buyer will prepare and deliver to Seller a statement evidencing its final determination of the Net Working Capital (the “Draft Closing Statement”) for Seller as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement). The Draft Closing Statement will be prepared in accordance with the accrual accounting practices and procedures as consistently applied by Seller in the preparation of the Financial Statements provided by Seller pursuant to this Agreement.

(ii) If Seller has any objections to the Draft Closing Statement, they shall deliver a detailed statement describing such objections to Buyer within fifteen (15) days after receiving the Draft Closing Statement. Buyer and Seller shall use commercially reasonable efforts to resolve any such objections themselves. If the parties do not reach a final resolution within thirty (30) days after Buyer has received the statement of objections, however, Buyer and Seller shall submit the matter to Cohen & Company (the “Accounting Referee”) to resolve any remaining objections. Only the amounts in dispute (the aggregate of all such amounts, the “Disputed Amounts”) will be referred to the Accounting Referee for final determination. The determination of the Accounting Referee shall be issued in writing within forty-five (45) days of such referral. The final determination of the Disputed Amounts shall be based solely on presentations by Buyer and Seller and shall not involve the Accounting Referee’s independent review, and the Accounting Referee shall not be authorized to assign a value outside of the range established by Buyer’s position as set forth in the Draft Closing Statement and by Seller’s position as set forth in their written objection(s). The determination by the Accounting Referee pursuant to the foregoing shall be final, binding upon and non-appealable by the parties. The Buyer, on the one hand, and Seller, on the other hand, shall bear the fees and expenses of the Accounting Referee in the proportion that the aggregate amount of such Disputed Amounts so submitted to the Accounting Referee that are unsuccessfully disputed by each such party, as finally determined by the Accounting Referee, bears to the total amount of such remaining Disputed Amounts.

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(iii) Buyer shall revise the Draft Closing Statement as appropriate to reflect the resolution of all objections thereto pursuant to Section 3.2(b)(ii), if any. The Net Working Capital calculation as set forth in the Final Closing Statement shall be the “Final Net Working Capital.”

(iv) Buyer will make the work papers and back-up materials used in preparing the Draft Closing Statement, including, without limitation, all books and records of Seller, available to Seller at reasonable times and upon reasonable notice at any time during the review by Seller of the Draft Closing Statement, and the resolution by the parties of any objections thereto.

(c) Post-Closing Adjustment.

(i) Upon completion of the Final Closing Statement pursuant to Section 3.2(b) above, the Preliminary Purchase Price shall be further adjusted based on the Final Closing Statement as set forth in this Section 3.2(c). If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Preliminary Purchase Price shall be increased if and to the extent that the Final Net Working Capital exceeds the Estimated Net Working Capital and Buyer shall be obligated to pay such difference to Seller as provided in Section 3.2(c)(ii) below. If the Final Net Working Capital is less than the Estimated Net Working Capital, then the Preliminary Purchase Price shall be reduced if and to the extent that the Final Net Working Capital is less than the Estimated Net Working Capital, and Seller shall be obligated to pay such difference to Buyer as provided in Section 3.2(c)(ii) below (the “Net Adjustment Amount”).

(ii) To the extent the Net Adjustment Amount produces a net payment due to Seller pursuant to Section 3.2(c)(i), the Preliminary Purchase Price shall be increased by an amount equal to the Net Adjustment Amount, and Buyer shall pay such amount to Seller by wire transfer or other delivery of immediately available funds within five (5) business days after the determination of the Net Adjustment Amount.

(iii) To the extent the Net Adjustment Amount produces a net payment due to Buyer pursuant to Section 3.2(c)(i), the Preliminary Purchase Price shall be decreased by an amount equal to the Net Adjustment Amount, and Buyer shall reduce the amount of the Installment Payment due to Seller on August 1, 2020 by the Net Adjustment Amount.

(iv) The Preliminary Purchase Price, as so adjusted pursuant to this Section 3.2(c) is referred to herein as the “Purchase Price.”

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(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 3.2 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

3.3. Earn-Out.

(a) Earn-Out Payments. Subject to the terms and conditions of this Agreement, as additional consideration for the Purchased Assets, the Buyer agrees to pay to Seller, as part of the Purchase Price, additional contingent consideration payable in two annual installments, as follows (each such potential payment, including Additional Earn-Out payments, an “Earn-Out”):

(i) Base Earn-Out for Year 1. In the event Qualified Revenue for the twelve (12) month period that commences on the first day following the Closing Date (such time period, the “Year 1 Earn-Out Period”): (i) equals or exceeds $347,760, the Earn-Out for the Year 1 Earn-Out Period shall be $150,000, (ii) is less than $211,260, no Earn-Out will be earned or be payable for the Year 1 Earn-Out Period, or (iii) falls between $211,261 and $347,759, then for each $3,250 increment over $211,260, the Earn-Out for the Year 1 Earn-Out Period shall be $3,488.37, up to the maximum of $150,000.

(ii) Additional Earn-Out for Year 1. In the event Qualified Revenue for the Year 1 Earn-Out Period exceeds $347,760, and in the event Additional Qualified Revenue for the Year 1 Earn-Out Period: (i) equals or exceeds $425,760, the an additional Earn-Out payment (the “Additional Earn-Out”) for the Year 1 Earn-Out Period shall be $35,000, (ii) falls between $347,760 and $425,760, then for each $3,250 increment over $347,760, the Additional Earn-Out for the Year 1 Earn-Out Period shall be $1,458.33, up to the maximum of $35,000.

(iii) Base Earn-Out for Year 2. In the event Qualified Revenue for the twelve (12) month period that commences on the first anniversary of the Closing Date (the “Year 2 Earn-Out Period”): (i) equals or exceeds $359,932, the Earn-Out for the Year 2 Earn-Out Period shall be $150,000, (ii) is less than $220,182, no Earn-Out will be earned or be payable for the Year 2 Earn-Out Period, or (iii) falls between $220,183 and $359,931, then for each $3,250 increment over $220,182, the Earn-Out for the Year 2 Earn-Out Period shall be $3,488.37, up to the maximum of $150,000.

(iv) Additional Earn-Out for Year 2. In the event Qualified Revenue for the Year 2 Earn-Out Period exceeds $359,932, and in the event Additional Qualified Revenue for the Year 2 Earn-Out Period: (i) equals or exceeds $437,932, the Additional Earn-Out for the Year 2 Earn-Out Period shall be $35,000, or (ii) falls between $359,932 and $437,932, then for each $3,250 increment over $359,932, the Additional Earn-Out for the Year 2 Earn-Out Period shall be $1,458.33, up to the maximum of $35,000.

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(b) Procedures Applicable to Determination of the Earn-out Payments.

(i) On or before May 31 of each calendar year following the conclusion of each Calculation Period (each such date, an “Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-Out Calculation Statement”) setting forth its good faith determination of Qualified Revenue for the applicable Calculation Period. The Earn-Out Calculation Statement will be prepared in accordance with the accrual accounting practices and procedures as consistently applied by Seller in the preparation of the Financial Statements provided by Seller pursuant to this Agreement.

(ii) Seller shall have fifteen (15) business days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Gross Profit Review Period”) to review the Earn-Out Calculation Statement set forth therein. During the Gross Profit Review Period, Seller and their accountants shall have the right to inspect Buyer’s books and records relating to the calculation of Qualified Revenue and, if applicable, Additional Qualified Revenue during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Qualified Revenue and, if applicable, Additional Qualified Revenue. Prior to the expiration of the Gross Profit Review Period, Seller may object to the determination of Qualified Revenue and, if applicable, Additional Qualified Revenue set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Gross Profit Review Period, then the determination of Qualified Revenue and, if applicable, Additional Qualified Revenue set forth in the Earn-Out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Qualified Revenue and, if applicable, Additional Qualified Revenue for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Accounting Referee. The Accounting Referee shall be directed to render a written report on the unresolved disputed items with respect to the applicable determination of Qualified Revenue and, if applicable, Additional Qualified Revenue as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Accounting Referee, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Accounting Referee, Buyer and Seller shall each furnish to the Accounting Referee such work papers, schedules and other documents and information relating to the unresolved disputed items as the Accounting Referee may reasonably request. The Accounting Referee shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Qualified Revenue and, if applicable, Additional Qualified Revenue that is the subject of the applicable Earn-Out Calculation Objection Notice by the Accounting Referee shall be final and binding on the parties hereto. The fees and expenses of the Accounting Referee shall be borne by Buyer and Seller in proportion to the amounts by which their respective calculations of Qualified Revenue and, if applicable, Additional Qualified Revenue differ from Qualified Revenue (in each case, determined on an aggregate basis) as finally determined by the Accounting Referee.

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(c) Independence of Earn-Out Payments. Buyer’s obligation to pay each of the Earn-Out payments (if any) to Seller in accordance with Section 3.3(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out payment and the obligation to pay an Earn-Out payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-Out payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-Out payment for the Year 1 Earn-Out Period are not satisfied, but the conditions precedent to the payment of the Earn-Out for the Year 1 Earn-Out Period are satisfied, then Buyer would be obligated to pay such Earn-Out payment for Year 2 Earn-Out Period for which the corresponding conditions precedent have been satisfied, and not the Earn-Out payment for Year 1 Earn-Out Period.

(d) Earn-Out Calculation. Following Closing, Seller and Shareholder will retain little to no control over the operation and marketing of the Purchased Assets. As such, if a customer listed on Exhibit A fails to be a customer of Buyer during the Year 1 Earn-Out Period and/or Year 2 Earn-Out Period because Buyer has either (a) stopped servicing document management software based on Seller’s Intellectual Property or (b) sought to transition the customer from document management software based on Seller’s Intellectual Property to Buyer’s other products or services, then Qualified Revenue earned from such customer for the Earn-Out period in which the customer fails to be a customer of Buyer shall be the Qualified Revenue earned by Seller or Buyer from that customer during the most recently completed calendar year in which the customer did not fail to be customer of Buyer. In addition, if Buyer has transitioned the customer to Buyer’s other products and services, then Qualified Revenue shall also include any revenue Buyer receives from that customer in excess of the Qualified Revenue described in the foregoing sentence, but only with respect to recurring revenue (and excluding revenues from professional services and sales of third-party software). For example, if a customer first ceases to buy products or services from Buyer in the Year 2 Earn-Out Period because Buyer no longer sells or provides technical support for Seller’s “Image Executive” software, then the Qualified Revenue earned from that customer during the Year 2 Earn-Out Period shall be the Qualified Revenue earned from that customer during the Year 1 Earn-Out Period. As another example, if a customer ceases to buy Seller’s products or services from Buyer during the Year 1 Earn-Out Period because Buyer has transitioned the customer to Buyer’s products or services, then the Qualified Revenue earned from that customer during each of the Year 1 Earn-Out Period and Year 2 Earn-Out Periods shall be the Qualified Revenue earned by Seller from that customer during the calendar year ending December 31, 2019, plus any recurring revenue amounts (excluding professional services and third-party sales) actually received by Buyer from such customer in excess of the amount of Qualified Revenue earned by Seller from that customer during the calendar year ending December 31, 2019.

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(e) Timing and Payment of Earn-Out Payments. Subject to Section 3.3(f), any Earn-Out payment that Buyer is required to pay pursuant to Section 3.3(a) hereof shall be paid in full no later than five (5) business days following the date upon which the determination of Qualified Revenue and, if applicable, Additional Qualified Revenue for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 3.3(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice).

(f) Post-Closing Operation of Business. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall:

(i) Maintain accounting records showing the Qualified Revenue and, if applicable, Additional Qualified Revenue by customer through the end of the Year 2 Earn-Out Period; and

(ii) Operate the Business and Purchased Assets in a manner not intentionally designed to reduce or eliminate the amount of Qualified Revenue, but with due regard for practical business considerations.

(g) Full Satisfaction of Earn-Out. Each of the following shall constitute a “Full Satisfaction Event” for purposes of this Section 3.3: (a) breach by Buyer of the covenants described in Section 3.3(e) above, after notice of such breach is provided by Seller and such breach is not cured by Buyer within thirty (30) days after receiving such notice; (b) failure by Buyer to pay any undisputed amount due under this Agreement, after notice of such breach is provided by Seller and such breach is not cured by Buyer within thirty (30) days after receiving such notice. On the occurrence of a Full Satisfaction Event, the maximum Earn-Out amount potentially payable to Seller under this Agreement shall be due in accordance with the timelines set forth in Section 3.3(a), above.

(h) Acceleration. Each of the following shall constitute an “Acceleration Event” for the purposes of this Section 3.3: (a) (a) any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against Buyer or any of its Affiliates, and if instituted against Buyer or any of its Affiliates, not dismissed within 30 days; (b) dissolution of Buyer or liquidation of substantially all Buyer’s assets; or (c) transfer of the Purchased Assets to any third party buyer (other than a Buyer Affiliate). On the occurrence of an Acceleration Event, the maximum Earn-Out amount potentially payable to Seller under this Agreement shall become immediately due, and shall be paid by Buyer to Seller within thirty (30) days by wire transfer.

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(i) Right of Set-Off. Buyer shall have the option and right to withhold and set off against any amount otherwise due to be paid to Seller pursuant to this Section 3.3 the amount of any Losses to which any Buyer Indemnitees may be entitled under Section 8 of this Agreement.

(j) No Security. Buyer and Seller understand and agree that (i) the contingent rights to receive any Earn-out payments hereunder are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Business, (ii) Seller shall not have any rights as a securityholder of Buyer or the Business as a result of Seller’s contingent right to receive any Earn-Out payments hereunder, and (iii) no interest is payable with respect to any Earn-Out payments.

(k) Earn-Out Payments for Tax Purposes. Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

3.4. Allocation.

The Purchase Price (as finally determined in accordance with Section 3.2 shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as set forth on Schedule 3.4. The parties will use commercially reasonable good faith efforts to complete Schedule 3.4 promptly after the Closing. The parties acknowledge and agree that all Earn-Out payments, if any, shall be allocated to goodwill of Seller. The sale and purchase of the Purchased Assets will for all purposes, including income Tax purposes, be reflected in a manner consistent with such allocation and each party will file any forms necessary to reflect this allocation.

3.5. Withholding Tax.

Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

4. The Closing.

4.1. Closing.

Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kegler, Brown, Hill & Ritter Co., L.P.A., 65 East State Street, Suite 1800, Columbus, Ohio 43215, on the second business day after all the conditions to Closing set forth in Article 9 are ether satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), but in no event later than ninety (90) days from the Effective Date, or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” The parties will use their respective commercially reasonable efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing.

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4.2. Seller’s Deliveries at Closing.

At or prior to the Closing, Seller and Shareholder shall deliver to Buyer:

(a) a Bill of Sale in the form of Exhibit B (the “Bill of Sale”), duly executed by Seller;

(b) an assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(c) an employment/consulting agreement in the form of Exhibit D (the “Employment Agreement”), duly executed by the Shareholder;

(d) an assignment of Intellectual Property in the form of Exhibit E (the “IP Assignment”), transferring all of Seller’s right, title and interest in and to the Intellectual Property to Buyer, duly executed by Seller;

(e) the Seller Closing Certificate;

(f) the FIRPTA Certificate;

(g) the Seller Secretary Certificate;

(h) possession of the Purchased Assets;

(i) certificates of title for any Purchased Assets that are titled assets (if any); and

(j) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and such documents as reasonably requested by Buyer or its legal counsel.

4.3. Buyer’s Deliveries at Closing.

At or prior to the Closing, Buyer shall deliver to Seller:

(a) the Assignment and Assumption Agreement, duly executed by Buyer

(b) the Employment Agreement, duly executed by Buyer;

(c) the IP Assignment, duly executed by Buyer;

(d) the Buyer Closing Certificate;

(e) the Buyer Secretary Certificate; and

(f) the Closing Payment.

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5. Representations and Warranties OF SELLER.

Seller and Shareholder jointly and severally represent and warrant to Buyer that the statements contained in this Article 5 are true and correct as of the date hereof:

5.1. Existence; Enforceability.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Schedule 5.1 sets forth each jurisdiction in which Seller is qualified to do business and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. This Agreement constitutes valid and legally binding obligations of Seller, enforceable in accordance with its terms.

5.2. Authority of Seller.

Seller has full corporate power and authority to enter into this Agreement and the other transaction documents contemplated herein, to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other transaction document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other transaction document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such transaction document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

5.3. Consents and Approvals; No Violation.

Except as set forth on Schedule 5.3, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other transaction documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby. The consummation of the transactions contemplated in this Agreement by Seller will not violate, conflict with, or breach (a) any Contract, agreement, lease, license or other obligation to which Seller or any Purchased Asset is bound or subject, or (b) any Law, judgment, order, rule or decree of any court or Governmental Authority to which Seller or any Purchased Assets are subject. The consummation of the transactions contemplated in this Agreement by Seller will not result in the creation or imposition of any Encumbrance on the Purchased Assets.

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5.4. Financial Statements.

Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2019, 2018, 2017 and 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Prior Year Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at March 31, 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Prior Year Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared, generally in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the December 31, 2019 Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Seller maintains a standard system of accrual accounting for the Business established and administered on a consistent basis.

5.5. Undisclosed Liabilities.

Seller has no Liabilities, except for (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (ii) those which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

5.6. Absence of Certain Changes, Events and Conditions.

Since the most recent Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(c) entry into any Contract (as defined below) other than the Contracts listed in Schedule 5.7;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of Inventory in the ordinary course of business;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) imposition of any Encumbrance upon any of the Purchased Assets;

(j) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(k) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, or (ii) Benefit Plan, in each case whether written or oral;

(l) loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business except as set forth on Schedule 5.7 (u);

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

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(o) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.7. Contracts.

All of the Contracts of the Business included within or regarding the Purchased Assets are listed on Schedule 5.7, and all such Contracts are in full force and effect. Seller is not in default under any of the Contracts nor, to Seller’s Knowledge, is any other party in default thereunder. No party to any Contract has given notice of cancellation, termination or nonrenewal. No consent of any person is needed for the Contracts to be assigned. Seller has made available to Buyer complete and accurate copies of the Contracts.

5.8. Title, Condition and Sufficiency of Purchased Assets.

Seller has good and marketable title to the Purchased Assets, free and clear of all liens, claims, charges or other Encumbrances, except for any liens for Taxes not yet due and payable. The equipment, furniture, fixtures and tangible personal property included in the Purchased Assets are currently in working order, and to Seller’s Knowledge, none of such equipment, furniture, fixtures and tangible personal property is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

5.9. Labor Matters.

Schedule 5.9 contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date, if known; (iv) current annual base compensation rate or hourly rate; and (v) commission, bonus or other incentive-based compensation. Seller is not a party to any written or oral employment, compensation, consulting, severance or similar agreement. Seller may terminate each employee’s employment at any time without cause. Seller has made all required payments to its unemployment and workers’ compensation reserve accounts. Seller has paid in full or made appropriate accruals for all wages, commissions, bonuses and other compensation for its employees. Seller has withheld or collected all taxes required to be withheld or collected from its employees and has paid the same when due. There is no union representation of any employees. Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business.

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5.10. Employee Benefits.

Buyer does not maintain, and has never previously maintained, any employee benefit plans, practices, programs or arrangements.

5.11. Compliance with Laws; Permits.

(a) Seller and the Business is, and has been at all times in compliance with each federal, state, local, municipal, or other administrative order, Law, rule, ordinance, regulation, or statute applicable to Seller and the Business. Seller has received no notice alleging any non-compliance which remains uncured.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 5.11(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 5.11(b).

5.12. Pending Claims.

There are no (i) actions, suits, claims (including product liability or warranty claims), proceedings or investigations pending, or to Seller’s Knowledge, threatened, against or affecting Seller, the Business, or the Purchased Assets; (ii) governmental inquiries or orders pending against Seller, the Business, or the Purchased Assets, or to Seller’s Knowledge, threatened against Seller, the Business, or the Purchased Assets, or (iii) to Seller’s Knowledge, facts which could give rise to any such action, suit, claim, proceeding, investigation or inquiry.

5.13. Taxes.

All Taxes and assessments (including personal property, income, employment, and franchise Taxes) incurred in the Business have been paid in full. Seller has filed all required Tax Returns and reports, and the same are complete and correct in all respects. All Taxes which Seller is required to withhold or collect have been withheld or collected and paid to the proper Governmental Authorities. There is no Tax litigation, investigation or proceeding pending, or to Seller’s Knowledge, threatened against Seller. No facts or circumstances exist which could give rise to such litigation, investigation or proceeding. Seller will timely file all Tax Returns and pay any Taxes relating to (i) the operation of the Business prior to the Closing and (ii) the consummation of the transactions contemplated hereby. Buyer will give Seller access to the books and records of the Business for purposes of complying with its obligations under this Section. Buyer shall not be required to withhold any portion of the Purchase Price for the payment of any Taxes upon the consummation of the transactions contemplated by this Agreement.

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5.14. Intellectual Property.

(a) Section 5.14(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) IP Registrations; (ii) all unregistered trademarks included in the Seller Intellectual Property; (iii) all proprietary Software of Seller; and (iv) all other Seller Intellectual Property used in the Business as currently conducted. All required filings and fees related to the IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all IP Registrations.

(b) Section 5.14(b) of the Disclosure Schedules contains a correct, current, and complete list of all IP Agreements. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each IP Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any IP Agreement.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the IP Registrations, record, owner of all right, title and interest in and to the Seller Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of Seller’s current business or operations, in each case, free and clear of Encumbrances. Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Seller Intellectual Property; and (ii) acknowledge Seller’s exclusive ownership of all Seller Intellectual Property. Seller has provided Buyer with true and complete copies of all such agreements.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Seller’s right to own or use any Seller Intellectual Property or any Intellectual Property subject to any IP Agreement.

(e) All of the Seller Intellectual Property is valid and enforceable, and all IP Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Seller Intellectual Property and to preserve the confidentiality of all trade secrets included in the Seller Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

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(f) The conduct of Seller’s business as currently and formerly conducted, and the products, processes and services of Seller, have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Seller Intellectual Property.

(g) There are no actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by Seller of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Seller Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of the Seller Intellectual Property. Neither Seller nor Seller is aware of any facts or circumstances that could reasonably be expected to give rise to any such action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Seller Intellectual Property.

(h) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Seller are reasonably sufficient for the immediate and anticipated needs of the Business. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Seller Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Seller Systems or the conduct of Seller’s business; (ii) loss, destruction, damage, or harm of or to Seller or its operations, personnel, property, or other assets; or (iii) liability of any kind to Seller. Seller has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of Seller’s systems and the data and other information stored or processed thereon. Seller (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

5.15. Privacy and Data Security.

(a) Seller and, to Seller’s Knowledge, all vendors, processors, or other third parties acting for or on behalf of Seller in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of Seller, comply and at all times in the past three (3) years have complied, in all material respects with all of the following: (A) Privacy Laws; (B) industry standards, guidelines, and best practices including the National Institute of Standards and Technology (NIST) Cybersecurity Framework; (C) Seller Privacy and Data Security Policies; and (D) all obligations or restrictions concerning the privacy, security, or Processing of Personal Information under any Contract to which Seller is a party or otherwise bound as of the date hereof.

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(b) The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (A) conflict with or result in a violation or breach of any Privacy Laws or Seller Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Information was collected or Processed by or for Seller); or (B) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) Seller has posted to its website or published or otherwise made available in connection with any services of Seller a Seller Privacy and Data Security Policy. No disclosure or representation made or contained in any Seller Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in material violation of any Privacy Laws (including by containing any material omission), and the practices of Seller with respect to the Processing of Personal Information conform, and at all times have conformed, to Seller Privacy and Data Security Policies that govern the use of such Personal Information in all material respects. Seller has delivered or made available to Buyer true, complete, and correct copies of all Seller Privacy and Data Security Policies that are currently or in the past three (3) years were in effect.

(d) In the past three (3) years, (A) to Seller’s Knowledge, no Personal Information in the possession or control of Seller or held or Processed by any vendor, processor, or other third party for or on behalf of Seller, has been subject to any data or security breach or unauthorized access, disclosure, use, loss, denial or loss of use, alteration, destruction, compromise, or Processing (a “Security Incident”), and (B) Seller has not notified and, to Seller’s Knowledge, there have been no facts or circumstances that would require Seller to notify, any Governmental Authority or other Person of any Security Incident.

(e) In the past three (3) years, Seller has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other action relating to, any actual, alleged, or suspected Security Incident or violation of any Privacy Law involving Personal Information in the possession or control of Seller, or held or Processed by any vendor, processor, or other third party for or on behalf of Seller.

(f) Seller has at all times implemented and maintained, and required all vendors, processors, or other third parties that Process any Personal Information for or on behalf of Seller to implement and maintain, commercially reasonable and at a minimum industry standard security measures, plans, procedures, controls, and programs.

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5.16. Customers and Suppliers.

Schedule 1.01(a) lists the names and addresses of all customers of Seller who have purchased products or services within the two most recently completed calendar years, as currently listed in Seller’s data base. Except as provided in Schedule 1.01(a), Seller has not received notice that any customer will cease or reduce its purchase of products or services, or will seek to reduce the price it will pay, or will otherwise terminate or materially reduce its relationship with the Business. Schedule 1.01(a) lists the names and addresses of all suppliers of the Business to whom Seller has paid consideration for goods or services within the two most recently completed calendar years, as currently listed in Seller’s data base. Seller has not received any notice, and has no reason to believe, that any of the suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

5.17. Real Property.

Seller does not own any Real Property. Section 5.17 of the Disclosure Schedule lists (i) the street address of all Real Property used by Seller; and (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. To Seller’s Knowledge, the use and operation of the Real Property in the conduct of Seller’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. To Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than Seller. There are no actions pending nor, to Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

5.18. Environmental Compliance.

To Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) environmental notice or environmental claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

5.19. Insurance.

Schedule 5.19 sets forth each insurance policy to which Seller is presently a party, a named insured, or otherwise the beneficiary of coverage. There are no claims related to the Business or the Purchased Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

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5.20. Brokers’ Fees.

Seller does not have any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

5.21. Full Disclosure.

No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary of which Seller has Knowledge to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

6. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller and Shareholder as follows:

6.1. Existence; Authority; Enforceability.

Buyer is a corporation duly organized, validly existing and in full force and effect under the laws of the State of Nevada. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms. Buyer has full corporate power and authority to enter into this Agreement and the other transaction documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.2. Consents and Approvals; No Violation.

The consummation of the transactions contemplated in this Agreement by Buyer will not violate or breach (a) any agreement, lease, license or other obligation to which Buyer is bound or subject, or (b) any judgment, order, rule or decree of any court or governmental agency to which Buyer is subject.

7. Pre-Closing COVENANTS.

7.1. Conduct of Business Prior to the Closing.

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (i) conduct the Business in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

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(a) preserve and maintain all assets required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, taxes and other obligations of the Business when due;

(c) continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Contracts;

(h) maintain the books and records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 7.1 to occur.

7.2. Access to Information.

From the date hereof until the Closing, Seller shall (a) afford Buyer and its representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Business and the Purchased Assets; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Business as Buyer or any of its representatives may reasonably request; and (c) instruct the representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller.

7.3. Notice of Certain Events

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

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(i) any fact, circumstance, event or action the existence, occurrence or taking of which Seller has Knowledge that (A) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 9.2 to be satisfied;

(ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any actions commenced or, to Seller’s knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 7.3 shall operate as a modification any representation, warranty or agreement given or made by Seller in this Agreement and shall be deemed to amend or supplement the Disclosure Schedules; provided, however, nothing herein shall limit Buyer’s ability to terminate this Agreement pursuant to Section 10.1(b)(iii).

7.4. Closing Conditions.

From the date hereof until the Closing, each party hereto shall use commercially reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 9 hereof.

7.5. No Solicitation of Other Bids.

For a period of ninety (90) days from the Effective Date, neither Seller nor Shareholder shall, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets. Additionally, Seller shall promptly (and in any event within two days after receipt thereof by Seller or Shareholder) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. This provision shall not apply to any solicitations received by Seller prior to the Effective Date of this Agreement.

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7.6. Employees and Employee Benefits.

(a) Buyer shall extend an offer to hire certain employees of Seller on the Closing Date at the same hourly or salary wage (but in each case excluding all bonus or discretionary compensation payments) each such employee is currently earning. Buyer will provide Seller with a list of all such employees (the “Hired Employees”). It is understood and agreed that (i) Buyer’s extension of offers of employment as set forth in this Section shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer and applicable laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b) Seller shall be responsible for (i) the payment of all wages and any other ordinary remuneration due to all employees (including Hired Employees) with respect to their services as employees of Seller through the close of business on the Closing Date; (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, if applicable; and (iii) any and all payments to employees required under the WARN Act. Seller shall be liable for any claims made or incurred by employees (including Hired Employees) and their beneficiaries through the Closing Date relating to their employment. Notwithstanding the foregoing, the Buyer and Seller agree that Buyer shall not be responsible for any unused or carryover paid time off.

(c) Buyer shall not have any responsibility, liability or obligation, whether to employees (including Hired Employees), former employees, their beneficiaries or to any other person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provisions of COBRA coverage extension) maintained by Seller, if any.

7.7. Public Announcements.

Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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8. Indemnification.

8.1. Survival.

The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in (a) Section 5.1, Section 5.2, Section 5.3, and Section 5.20 (collectively the “Fundamental Representations”) shall survive indefinitely, (b) Section 5.18 shall survive for a period of five (5) years after the Closing, and (c) Section 5.10 and Section 5.13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2. By Seller and Shareholder.

Subject to the limitations set forth in Section 8.5, Seller and Shareholder shall jointly and severally indemnify, defend and hold Buyer and its Affiliates harmless from and against any Losses, arising out of, resulting from or relating to (a) any breach of a representation or warranty of Seller and Shareholder in this Agreement; (b) failure of Seller or Shareholder to perform any provision or agreement to be performed by either of them pursuant to this Agreement; (c) any software product sold, or services provided by, Seller prior to the Closing; (d) any Liability or obligation of Seller other than the Assumed Liabilities; (e) any Excluded Asset; and (f) the operation of the Business and the ownership of the Purchased Assets prior to the Closing; provided, however, that Buyer may only recover once for Losses that could be recoverable as Losses resulting from or relating to more than one of the following subsections: 8.2(a) (“any breach of a representation or warranty of Seller and Shareholder in this Agreement”), 8.2(c) (“any software product sold, or services provided by, Seller prior to the Closing”), or 8.2(f) (“the operation of the Business and the ownership of the Purchased Assets prior to the Closing”). Pursuant to Section 8.6 below, Buyer shall have the right to offset any amounts owed to Buyer hereunder against any other amounts payable by Buyer to Seller or Shareholder.

8.3. By Buyer.

Buyer shall indemnify, defend and hold Seller and Shareholder and their Affiliates harmless from and against any Losses, arising out of, resulting from or relating to (a) any breach of representation or warranty of Buyer in this Agreement; (b) failure of Buyer to perform any provision or agreement to be performed by it pursuant to this Agreement; or (c) the operation of the Purchased Assets after the Closing.

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8.4. Procedure.

Any party claiming indemnification hereunder will promptly give the indemnifying party notice of any claim, demand, assessment, action, suit or proceeding to which this Section 8 applies. The indemnifying party may assume control of any third party litigation, provided that it actively assumes and at all times continues the defense of such claim. The indemnified party may participate in the litigation at its own expense. The indemnifying party will not consent to any judgment or settlement without the prior consent of the indemnified party, not to be unreasonably withheld. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.5. Limitation on Rights to Indemnification.

The obligations to indemnify pursuant to this Article 8 are subject to the following limitations:

(a) The Buyer shall not be entitled to recover Losses until the total amount of Losses which Buyer would recover exceeds an amount equal to $20,000 (the “Basket”) and then the Buyer shall recover all Losses (not just those exceeding the Basket amount); provided, however, that Losses arising from any breach of any Fundamental Representations or Losses arising from fraud or intentional misrepresentation shall not be subject to the Deductible.

(b) The aggregate amount of Losses and indemnification obligations of Seller and the Shareholder to the Buyer shall not exceed an amount equal to the Purchase Price plus Earn-Outs actually earned (the “Cap”); provided, however, the Cap shall not apply to Losses arising from (i) fraud or intentional misrepresentation or (ii) any breach of the Fundamental Representations.

8.6. Remedies.

(a) Sole Remedies. Subject to Section 8.8, Sections 11.4, Section 11.5 and Section 12.5, the Buyer, Seller and Shareholder acknowledge and agree that the indemnification provisions set forth in this Article 8 shall be the sole and exclusive remedy for any and all claims (other than claims arising from fraud, criminal activity or intentional misrepresentation on the party of any party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement a party may have against the other parties hereto; provided, however, that nothing contained in this Article 8 shall be construed as limiting or impairing the rights and remedies that any of the parties may have or under federal and state securities laws, and in equity, including but not limited to, rights to rescission or injunctive relief with respect to the performance of the covenants set forth in this Agreement or under any of the other agreements executed by the Parties in connection with the transactions contemplated under this Agreement.

(b) Payments. Once a Loss is agreed to by the indemnifying party or finally adjudicated to be payable pursuant to this Section 8, the indemnifying party shall satisfy its obligations within fifteen (15) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an indemnifying party not make full payment of any such obligations within such fifteen (15) business day period, any amounts payable shall accrue interest from and including the date of agreement of the indemnifying party or final, non-appealable adjudication to, and including, the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed. Any Losses payable to Buyer or its Affiliates pursuant to this Section 8 shall be satisfied from Seller and Shareholder, jointly and severally.

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(c) Set-Off. Without limiting the foregoing, Buyer shall have the right, but not the obligation, to offset all amounts owed to Buyer hereunder against any other amounts payable by Buyer to Seller or Shareholder under this Agreement, including without limitation the payments of any Earn-Out pursuant to Section 3.3, or under any other agreements or instruments entered into between Buyer and either Seller or Shareholder.

8.7. No Third Party Beneficiaries.

Other than the parties and persons entitled to indemnification under this Article 8, no provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9. CONDITIONS TO CLOSING

9.1. Conditions to Obligations of All Parties.

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

9.2. Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 5.1, Section 5.2, Section 5.4, and Section 5.20, the representations and warranties of Seller contained in this Agreement, the other transaction documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 5.1, Section 5.2, Section 5.4, and Section 5.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Seller shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c) No action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents, waivers, regulatory approvals, resolution of any outstanding regulatory activities, and third party consents (including consent to transfer of material agreements) on terms satisfactory to Buyer, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there being no material adverse change in the Business, results of operations, prospects, condition (financial or otherwise) or Purchased Assets of the Business prior to Closing.

(f) Buyer shall have completed its due diligence process, to its sole and absolute satisfaction and in its discretion, including but not limited to diligence regarding the Intellectual Property of the Business, customer Contracts, supplier Contracts, and software/IT infrastructure.

(g) the Board of Directors of Buyer shall have approved the transaction contemplated herein.

(h) Buyer shall have received financing in an aggregate amount reasonably necessary to consummate the transactions set forth in this Agreement, on such terms and conditions as Buyer deems appropriate and reasonable in its discretion.

(i) Seller shall have delivered to Buyer duly executed counterparts to the transaction documents (including this Agreement) and such other documents and deliveries set forth in Section 4.2.

(j) All Encumbrances relating to the Purchased Assets, shall have been released in full, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

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(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.2(a) – Section 9.2(e) have been satisfied (the “Seller Closing Certificate”).

(l) Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that (i) attached thereto are true and complete copies of (x) Seller’s articles of incorporation and code of regulations and that all such governing documents are in full force and effect, (y) all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (z) a certificate of good standing from the Michigan Department of Licensing and Regulatory Affairs; and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the transaction documents and the other documents to be delivered hereunder and thereunder (the “Seller Secretary Certificate”).

(m) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(n) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

9.3. Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 6.1, the representations and warranties of Buyer contained in this Agreement, the other transaction documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 6.1 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

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(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the transaction documents (other than this Agreement) and such other documents and deliveries set forth in Section 4.3.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.3(a) – Section 9.3(c) have been satisfied (the “Buyer Closing Certificate”).

(f) Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

10. TERMINATION

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Sections 9.1 or 9.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled on or before the date which is ninety (90) days from the Effective Date; or

(iii) the Buyer is unsatisfied with any of the due diligence, findings, results or information relating to the Business, the Purchased Assets or the Business, which it has discovered or learned about after the signing of this Agreement, in its sole and absolute discretion. The parties hereby acknowledge and agree that Buyer shall have no obligation to close the transactions contemplated by this Agreement and the Buyer may terminate this Agreement for any reason or no reason at all based on its review of the Business’ and Seller’s state of affairs and due diligence.

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(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 9 and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 9.1 or Section 9.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled or before the date which is ninety (90) days from the Effective Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by Buyer or Seller upon ten (10) days’ advanced written notice in the event that Closing has not occurred on or before the date which is ninety (90) days from the Effective Date. Either party may elect to close during such notice period.

10.2. Effect of Termination.

In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a) that the provisions as set forth in this Article 10 and Section 11.2 hereof shall continue after such termination; and

(b) that nothing herein shall relieve any party hereto from Liability for any fraud or willful breach of any provision hereof.

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11. Post-Closing Covenants.

11.1. Further Actions.

Each party agrees to execute and deliver all further documents and instruments and to do all further acts and things as may be necessary or desirable to carry out the intent and purposes of this Agreement. Such further acts may include, but are not limited to, Shareholder’s cooperation and assistance with enforcing the terms of any Assigned Contracts such that Buyer receives the full benefit of such Assigned Contracts.

11.2. Confidentiality.

At all times from and after the Closing, (a) Seller will treat and hold as such all confidential, non-public, and proprietary information relating to the Business and Purchased Assets (the “Confidential Information”), (b) refrain from using any of the Confidential Information except in connection with this Agreement, and (c) deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in either of their possession.

11.3. Restrictive Covenants.

Seller and Shareholder acknowledge that an important part of the benefit that Buyer will receive in connection with the transactions contemplated hereby is the ability to conduct the Business free from competition from Seller and Shareholder from and after the Closing. In order that Buyer may enjoy such benefits, Seller and Shareholder(s), as applicable, agree as follows.

(a) Non-Competition. Seller and Shareholder shall not, without Buyer’s prior written consent, except with respect to passive ownership of not more than two percent (2%) of the outstanding stock of any class of a corporation whose securities are publicly traded, directly or indirectly, engage or participate or have any ownership or other financial interest in, or in any way assist (as an employee, agent, consultant, investor, partner, member, shareholder, or otherwise) any person or entity to engage in any business engaged in in the same or similar line of business as the Business (“Competing Business”) for a period of four (4) years from the Closing Date (the “Restriction Period”) anywhere in the United States.

(b) Non-Solicitation of Employees. Seller and Shareholder shall not, without Buyer’s prior written consent, attempt to induce or encourage others to induce any employee of or consultant to Buyer (including Hired Employees, as defined below) to (i) terminate such person’s employment with Buyer (in the case of an employee), or cease providing services to Buyer (in the case of a consultant), or (ii) engage in any of the activities prohibited under Section 11.3(a) above.

(c) No Hire. Seller and Shareholder shall not, without Buyer’s written consent, except for employees terminated by Buyer, hire or encourage any person or entity to hire any employee of Buyer or any person who was an employee of Buyer during the one (1) year period preceding the date of proposed hire.

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(d) Non-Solicitation of Customers. Seller and Shareholder shall not, without Buyer’s prior written consent, divert, solicit or attempt to divert, or assist or encourage any person or entity in diverting, soliciting or attempting to divert, to or for any Competing Business, any customer or supplier of Buyer.

Nothing in this Section 11.3 shall impair any broader or more extensive covenant under any employment, brokerage, sales representative, consulting or confidentiality, non-competition, or other similar agreement between Seller, on the one hand, and Buyer or any affiliate of Buyer, on the other hand. For purposes of this Section 11.3, all references to Buyer shall be deemed to include any and all Affiliates and subsidiaries of Buyer. Seller agrees and acknowledges that the duration and scope of the covenant not to compete, the non-solicitation/no-hire, and other provisions described in this Section 11.3 are fair, reasonable and necessary in order to protect the legitimate interests of Buyer, and that adequate consideration has been received by Seller for such obligations. If, however, for any reason any court determines that the restrictions in this Section 11.3 are not reasonable or that such consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 11.3 as will render such restrictions valid and enforceable.

11.4. Non-Disparagement.

At any time from and after the Closing Date and for all periods thereafter, none of Buyer, Shareholder, or Seller, or their respective owners and Affiliates shall make any statement, whether oral, in print, through electronic communication or otherwise, relating or referring to the other party or its officers, managers, members, or any of its affiliates, or any products or services offered by such party or its officers, managers, members, or affiliates, that could be reasonably expected to disparage or impair the goodwill, reputation, or business of such party or any of its affiliates, or any of their respective services, products, officers, members, managers, employees, or facilities; provided, however, that this Section 11.4 shall not apply to any statements made under oath or compelled by law or order in a proceeding, hearing, or action in a court of competent jurisdiction.

11.5. Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other transaction documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

11.6. Continued Existence.

Shareholder shall take all actions as may be necessary or desirable to ensure the continued existence of Seller for a period not to be less than one (1) year following the Closing Date.

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12. miscellaneous.

12.1. Expenses and Taxes.

Each party shall bear its own expenses in connection with the purchase of the Purchased Assets. Any transfer taxes relating to the sale of any Purchased Assets will be paid by Seller.

12.2. Entire Agreement and Modifications.

This Agreement (including the other documents, instruments, and agreements contemplated hereby) constitutes the entire agreement among the parties with respect to the purchase and sale of the Purchased Assets. No change, modification, or addition to this Agreement is valid unless in writing and signed by each of the parties.

12.3. Binding Agreement; Assignment.

This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Seller without the prior written consent of Buyer.

12.4. Governing Law.

This Agreement shall be governed by the laws of the State of Ohio, without regard to conflicts of laws.

12.5. Specific Performance.

Seller acknowledges that any breach of the provisions contained in Section 11.2 or Section 11.3 will result in serious and irreparable injury to Buyer. Therefore, Seller acknowledges and agrees that in the event of a breach by Seller, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against Seller, including, without limitation, an injunction to restrain Seller from such breach and to compel compliance with the obligations of Seller hereunder in protecting or enforcing Buyer’s rights and remedies, all without the posting of any bond. Seller further agrees that the provisions of Section 11.2 or Section 11.3 are to be construed as separate and independent undertakings and any claim Seller may have, whether under this Agreement or otherwise, shall not constitute a defense to the enforcement of Section 11.2 or Section 11.3.

12.6. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the next business day after deposit if sent by a recognized overnight delivery service, as follows:

If to Buyer, to:

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, OH 43228

Attention: Joseph D. Spain

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with a copy to (which shall not constitute notice):

Kegler, Brown, Hill & Ritter Co., L.P.A.

65 East State Street, Suite 1800

Columbus, Ohio 43215

Attn: Erin C. Herbst, Esq.

If to Seller, to:

CEO Imaging Systems, Inc.

44567 Pinetree Dr Suite A

Plymouth, MI 48170

and

Bradley R. Lahr

1723 Jackson Ave.

Ann Arbor, MI 48103

with a copy to (which shall not constitute notice):

Ferguson Widmayer & Clark PC

538 North Division Street

Ann Arbor, Michigan 48104

Attn: Eric F. Sloat

12.7. Waiver.

Any failure of any party to comply with any obligation, covenant, agreement, or condition contained herein may be waived in writing by any other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

12.8. Headings.

The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect in any way the meaning or interpretation of this Agreement.

12.9. Counterparts.

This Agreement may be executed in two or more counterparts (including counterparts delivered by facsimile or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.10. Agreement

If for any reason one or more provisions of this Agreement are deemed by a court to be unenforceable, the remainder of this Agreement will be construed as if the unenforceable provisions were omitted.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

Buyer:

Intellinetics, Inc.

By:	/s/ James F. DeSocio
Name:	James F. DeSocio
Title:	President and CEO

Seller:

CEO IMAGING SYSTEMS, INC.

By:	/s/ Bradley R. Lahr
Name:	Bradley R. Lahr
Title:	President

SHAREHOLDER:

/s/ Bradley R. Lahr
Bradley R. Lahr

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Schedule I

DEFINITIONS

“Accounting Referee” has the meaning set forth in Section 3.2(b)(ii).

“Additional Earn-Out Payments” has the meaning set forth in Section 3.3(a).

“Additional Qualified Revenue” means the gross revenue earned by the Business (whether conducted by Seller or Buyer) from the clients set forth on Exhibit A, but only those gross revenues categorized as (a) Software as a Service (“Saas”) and hosted software service fees, (b) maintenance and support fees for services relating to the Business’s premise-based software licenses, (c) new premise-based software licenses, and (d) professional services including, as examples, labor billed for server migrations or training. Additional Qualified Revenue, as defined and limited in the previous sentence, shall include gross revenues earned from the sale or servicing of products based on Seller’s Intellectual Property or on Buyer’s Intellectual Property.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” has the meaning set forth in the preamble.

“Buyer” has the meaning set forth in the recitals.

“Closing Payment” has the meaning set forth in Section 3.1(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Contracts” means all contracts (including without limitation, renewals of annual maintenance and support agreements by customers who do not sign a new written contract at the time they pay the applicable annual maintenance fee), leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Exhibit F and only to the extent acquired pursuant to the terms of this Agreement, determined using the same accrual accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Exhibit F.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Exhibit F and only to the extent acquired pursuant to the terms of this Agreement, determined using the same accrual accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Exhibit F.

“Disputed Amounts” has the meaning set forth in Section 3.2(b)(ii).

“Draft Closing Statement” has the meaning set forth in Section 3.2(b).

“Earn-Out” has the meaning set forth in Section 3.3(a).

“Earn-Out Calculation Delivery Date” has the meaning set forth in Section 3.3(b)(i).

“Earn-Out Calculation Objection Notice” has the meaning set forth in Section 3.3(b)(ii).

“Earn-Out Calculation Statement” has the meaning set forth in Section 3.3(b)(i).

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, or right of first refusal, easement, encroachment, right of way, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any of the following that would impair the Buyer’s right to operate the Business currently being conducted on the premises by Buyer: any condition.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(a)(i).

“Estimated Net Working Capital” has the meaning set forth in Section 3.2(a)(i).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 3.2(a)(i).

“Final Net Working Capital” has the meaning set forth in Section 3.2(b)(iii).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) all rights to any actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which Seller is a party, beneficiary or otherwise bound.

“IP Registrations” means all Seller Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Shareholder, director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Net Adjustment Amount” has the meaning set forth in Section 3.2(c)(i).

“Net Working Capital” means (a) the Current Assets of Seller, less (b) the Current Liabilities of Seller, determined as of the close of business on the Closing Date, using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Exhibit F.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Preliminary Purchase Price” has the meaning set forth in Section 3.1(a).

“Privacy and Data Security Policies” means all of Seller’s past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

“Privacy Laws” means the Laws, Governmental Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (Regulation (EU) 2016/679), and all other similar international, federal, state, provincial, and local Laws that are applicable to Seller’s business as currently conducted.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Purchase Price” has the meaning set forth in Section 3.2(c)(iv).

“Qualified Revenue” means the gross revenue earned by the Business (whether conducted by Seller or Buyer) from the clients set forth on Exhibit A, but only those gross revenues categorized as (a) Software as a Service (“Saas”) and hosted software service fees and (b) maintenance and support fees for services relating to the Business’s premise-based software licenses. Qualified Revenue, as defined and limited in the previous sentence, shall include gross revenues earned from the sale or servicing of products based on Seller’s Intellectual Property or on Buyer’s Intellectual Property.

“Qualified Revenue Review Period” has the meaning set forth in Section 3.3(b)(ii).

“Real Property” means any real property owned, leased or subleased by Seller, together with all buildings, structures and facilities located thereon.

“Seller” has the meaning set forth in the preamble.

“Seller Intellectual Property” means all Intellectual Property that is owned, used, or usable by Seller.

“Shareholder(s)” has the meaning set forth in the preamble.

“Target Net Working Capital” means $5,500.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year 1 Earn-Out Period” has the meaning set forth in Section 3.3(a)(i).

“Year 2 Earn-Out Period” has the meaning set forth in Section 3.3(a)(ii).